Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

CDW Corporation Announces Expiration and Final Results of Tender Offer for its Senior Exchange Notes due 2015

VERNON HILLS, Ill. – March 5, 2012 — CDW Corporation, a leading provider of technology solutions for business, government, education and healthcare, today announced that the previously announced tender offer and consent solicitation (the “Tender Offer”) of its wholly owned subsidiaries, CDW LLC and CDW Finance Corporation (together, the “Issuers”), in respect of their 11.00% Senior Exchange Notes due 2015 (the “Senior Cash Pay Notes”) and 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 (the “Senior PIK Election Notes,” and together with the Senior Cash Pay Notes, the “Senior Notes”) expired at 5:00 p.m., New York City time, on March 2, 2012 (the “Expiration Date”).

On February 17, 2012 (the “Early Settlement Date”), the Issuers announced that they had purchased $49,158,999 of the Senior Cash Pay Notes and $71,435,555 of the Senior PIK Election Notes, together representing $120,594,554, or approximately 93.49%, of the outstanding aggregate principal amount of Senior Notes, representing all of the Senior Notes that were validly tendered and not validly withdrawn pursuant to the Tender Offer at or prior to 5:00 p.m., New York City time, on February 16, 2012 (the “Consent Payment Deadline”).

An additional $74,000 of the Senior Cash Pay Notes and $73,698 of the Senior PIK Election Notes were validly tendered after the Consent Payment Deadline and on or prior to the Expiration Date pursuant to the Tender Offer, resulting in a total of $49,232,999 of the Senior Cash Pay Notes and $71,509,253 of the Senior PIK Election Notes, together representing $120,742,252 that were tendered and purchased pursuant to the Tender Offer, or approximately 93.60% of the aggregate principal amount of the Senior Notes outstanding at the time the Tender Offer was commenced. The Issuers accepted for purchase and payment, and made payment for, all of such additional Senior Notes tendered today.

The remaining $8,250,823 aggregate principal amount of the Senior Notes that was not tendered and purchased pursuant to the Tender Offer currently remains outstanding and holders thereof are subject to the terms of the indenture under which the Senior Notes were issued, dated as of October 10, 2008 (as supplemented), as amended by the Third Supplemental Indenture entered into on the Consent Payment Deadline (as so supplemented and amended, the “Indenture”).

On the Early Settlement Date, the Issuers issued a notice under the Indenture to redeem any and all of the remaining outstanding Senior Notes on March 19, 2012 (the “Redemption Date”). The redemption price for the redeemed Senior Notes will be $1,055.00 per $1,000.00 principal amount for the Senior Cash Pay Notes and $1,057.50 per $1,000.00 principal amount for the Senior PIK Election Notes, plus in each case accrued and unpaid interest to, but not including, the Redemption Date.

This press release is for informational purposes only and shall not constitute an offer to purchase or a solicitation of tenders or consents with respect to the Senior Notes or any other securities.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s solution architects offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,700 coworkers.

Contact:

Investor Inquiries

Collin Kebo

Vice President, Financial Planning

(847) 419-6383

investorrelations@cdw.com

or

Media Inquiries

Mary Viola

Sr. Director, Corporate Communications

(847) 968-0743